Exhibit 10.12A

Codexis, Inc. 200 Penobscot Drive Redwood City, California 94063 Tel : 650.980.5600 Fax : 650.298.5449 www.codexis.com
July 29, 2003

Alan Shaw

[Address]

Dear Alan:

On behalf of Codexis, I am pleased to confirm your status as a full-time employee of Codexis effective July 29, 2003. Your current position will remain as Chief Executive Officer.

Compensation

This letter confirms that you will continue to receive a salary of $23,750 per month (equivalent to $285,000 per year), payable in periodic installments on our regular paydays. For 2003, you also will be eligible to participate in the Codexis Executive Bonus Plan, which is a performance-based program that allows for a bonus stock option award based upon achievement of Codexis objectives. You must be employed by Codexis on the date that the bonus is to be paid in order to be eligible for the bonus.

Stock Options

As previously communicated to you, you have elected to participate in the offer to exchange certain outstanding options for new options. Your new Codexis options, once granted, will be subject to the terms of the Codexis, Inc. 2002 Stock Plan.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, which currently include medical, dental, vision, EAP, long and short-term disability plans, life insurance, Flex Plan, a 401(k) savings plan, employee stock purchase plan (through August 31, 2003), and our flexible time off plan that allows full-time employees to accrue 20 or 25 days of flexible time off (FTO) each year of employment, depending upon years of service.

Codexis has agreed to continue to participate in the Maxygen benefit plans providing medical, dental, vision, EAP, life insurance, Flex Plan and long and short-term disability coverage and intends to continue to participate in those plans at least through the end of the year under the terms and conditions as set forth in the documents and instruments governing those plans and subject to the same rights to alter, amend or modify any of those plans and programs. There will be no gap in any of those coverages.

Codexis will also continue to participate as an employer in the Maxygen 401(k) retirement plan under the terms and conditions set forth in the documents and instruments governing that plan, which will require preparation of new plan documents. Copies of the new plan will be distributed upon their completion. The 401(k) plan previously was amended to eliminate the employer matching contribution for employees in Codexis effective January 1, 2003, and that change will remain in effect. Some additional documentation will be provided upon its completion.

Human Resources Policies

At this time, Codexis intends to adopt Maxygen’s human resource and other Company policies for all it’s employees except for those provisions of Maxygen’s policies that specifically exclude Codexis employees, e.g., Codexis Travel Policy.

Other Terms and Conditions of Employment

All employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, or no reason, with or without cause and with or without notice. By accepting this offer of continuing employment, you agree that your employment is at will, and acknowledge that no one, other than the CEO of Codexis or the Chairman of the Board of Directors of Codexis, has the authority to promise you anything to the contrary. Any such agreement must be in writing and signed by both you and such Individual to be effective.

Employment with any other entity, or for yourself in competition with Codexis, Maxygen or any affiliate or subsidiary of Maxygen is not permitted. If you want to take an outside job, you should discuss the outside opportunity with your manager and the Human Resources Department in advance so that we can determine if any actual or potential conflict of interest exists.

During the course of your employment, you may create, develop or have access to confidential information belonging to Codexis and/or third parties such as Maxygen, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans, marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. You agree that as a condition of your employment with Codexis, you will sign and comply with the attached Codexis Confidential Information, Secrecy and Invention Agreement.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis shall be finally settled by binding arbitration in Palo Alto, California before a neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes. Claims subject to arbitration shall include, but shall not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate shall not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration shall be waived and forever barred if arbitration is not initiated within one year after the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

You and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter replace all prior agreements, understandings, and promises between Codexis or Maxygen and you concerning the terms and conditions of your employment with Codexis.

We are pleased that you will continue to work with Codexis, and hope that your association with Codexis will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and a copy of the attached Codexis Confidential Information, Secrecy and Invention Agreement and returning both to Rose Sturgess by no later than August 1, 2003. A copy of the letter is enclosed for your records.

Sincerely,

Codexis, Inc.

By:	/s/ Marc Ketzel
Marc Ketzel
Vice President, Human Resources (On behalf of the Codexis Board of Directors)

I understand and agree to the foregoing terms and conditions of employment with Codexis.

Alan Shaw
Print Name

/s/ Alan Shaw	29TH July 2003
Signature	Date